COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
 IN THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
 AND THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE
 INDEX

 EXHIBIT A:

              STANDARD        DREYFUS
            & POOR'S 500      SOCIALLY
  PERIOD   COMPOSITE STOCK  RESPONSIBLE
            PRICE INDEX*    GROWTH FUND

  10/7/93          10,000         10,000
 12/31/93          10,232         10,735
 12/31/94          10,366         10,895
 12/31/95          14,257         14,661
 12/31/96          17,528         17,774



*Source: Lipper Analytical Services, Inc.